Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-101780, 333-149581, 333-150019, 333-157203, 333-165727, 333-180557, 333-184400, 333-205022, 333-209706, 333-234642, and 333-236277 on Form S-8 of our report dated November 12, 2024, relating to the financial statements of Rockwell Automation, Inc. and the effectiveness of Rockwell Automation, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2024.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 12, 2024